Exhibit 99.1
PRESS ANNOUNCEMENT
CONTACT:
Investor Relations:
Tom Barth
+1 (781) 280-4135
tobarth@progress.com
Press Relations:
John Stewart
+1 (781) 280-4101
jstewart@progress.com
Progress Software Announces Preliminary Fiscal Q3, 2011, Financial Results
Company to Report Full Fiscal Q3 2011 Results on September 27, 2011
BEDFORD, MA, September 6, 2011 (BUSINESSWIRE) — Progress Software Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive announced today that its preliminary revenue and earnings per share for the fiscal third quarter ending August 31, 2011 are lower than guidance.
Based on preliminary financial data, Progress expects fiscal third quarter GAAP and non-GAAP revenue to be approximately $128 million, GAAP diluted earnings per share to be between 10 cents and 12 cents and non-GAAP diluted earnings per share to be between 27 cents and 29 cents. The non-GAAP amounts primarily exclude the amortization of acquired intangibles, stock-based compensation and restructuring and transition costs. These preliminary financial results are subject to revision until the Company reports its full fiscal third quarter results on September 27, 2011.
Richard D. Reidy, president and chief executive officer of Progress Software, said: “Our revenue this quarter fell short of our expectations primarily due to underperformance in the Enterprise Business Solutions (EBS) segment. Over the last year we have made many improvements in our field organization, but some programs are taking longer than expected to deliver results. In addition, during the quarter we saw several customers — especially in financial services — delay decisions on large software purchases. We have made changes in the regional sales leadership during the quarter to improve sales focus and accelerate the closure of existing opportunities in the sales pipeline. Our earnings were also below guidance, primarily because of the aforementioned revenue shortfall and employee separation costs recorded during the quarter.”
Reidy further stated: “Our Application Development Platforms (ADP) and Enterprise Data Solutions (EDS) segments both delivered revenues that came in above our expectations.”

On June 29, 2011, Progress provided guidance for the third quarter of fiscal 2011 of GAAP and non-GAAP revenue between $133 million and $136 million, GAAP diluted earnings per share between 20 cents and 24 cents and non-GAAP diluted earnings per share between 34 cents and 36 cents.
Progress to Host Third Quarter Conference Call on September 28, 2011
The Company will release full results for its fiscal third quarter ended August 31, 2011, after the market close on Tuesday, September 27, 2011. Progress will provide a copy of prepared conference call remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts additional time and detail for analyzing Progress’s results. The remarks will be available in the Investor Relations section of Progress’ Website in conjunction with the press release.
The earnings conference call will begin on Wednesday, September 28, 2011, at 9:00 a.m. ET and will include brief comments from executives followed by questions and answers. The prepared remarks will not be read on the call. To access the live broadcast, please visit the Investor Relations section of Progress’s Website at www.progress.com.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress Software maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress Software can be reached at www.progress.com or +1-781-280-4000.
Note Regarding Forward-Looking Statements
This press release contains estimates for the third quarter and forward-looking statements. Actual results may differ from those indicated as a result of finalization of third quarter financial statements as well as other risks and uncertainties, including those described from time to time in reports filed by Progress Software with the Securities and Exchange Commission. Progress Software undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission.
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